Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Gores Holdings II, Inc.:

We consent to the use of our report dated December 9, 2016, with respect to the balance sheet of Gores Holdings II, Inc. as of September 30, 2016 and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from August 15, 2016 (inception) through September 30, 2016, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California
December 9, 2016